September 24, 1997



French Fragrances, Inc.
14100 NW 60 Avenue
Miami Lakes, Florida 33014

Ladies and Gentlemen:

        I have acted as counsel to French Fragrances, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-3, (the "Registration Statement"). The Registration Statement relates to the proposed sale by certain shareholders of the Company listed in the Registration Statement (the "Selling Shareholders") of an aggregate of 864,863 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock") of the Company. The Shares represent shares of Common Stock that may be received by the Selling Shareholders upon (i) the conversion of the Company's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Convertible Preferred"), (ii) the conversion of the Company's 7.5% Subordinated Convertible Debentures due 2006 (the "7.5% Convertible Debentures"), and (iii) the exercise of warrants (the "Warrants") issued to the representatives of the underwriters in connection with the Company's public offering of Common Stock in July 1996.

        In connection therewith, I have examined the Company's Amended and Restated Articles of Incorporation and By-Laws, resolutions of the Board of Directors of the Company and such other corporate documents and records, certificates of public officials and questions of law as I have deemed necessary or appropriate for purposes of this opinion. I have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, and such other legal authority in Florida as I have deemed relevant.

        Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued and paid for upon the conversion or exercise of the Series C Convertible Preferred, the 7.5% Convertible Debentures and the Warrants, as the case may be, in accordance with their terms and delivered as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Matters."

                                 Very truly yours,

                                 /s/ Oscar E. Marina

                                 Oscar E. Marina, Esq.